EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 158 to Registration Statement No. 02-90946 of our report dated June 7, 2010, relating to the financial statements of Global Strategies Portfolio, a series of Eaton Vance Mutual Funds Trust, appearing in the Statement of Additional Information, which is a part of such registration statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP Boston, Massachusetts June 7, 2010